FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement is made and entered into the 28 day of June, 2007, by and between REAM FIESTA VILLAGE, LTD., a Utah limited partnership ("Landlord"), and TWO SUNS, L.L.C., a Utah limited liability company, doing business as Malibu Club Tan ("Tenant").

RECITALS:

A.

Landlord is the owner of that certain Shopping Center located at 8600 South Highland Drive, Sandy, Utah ("Shopping Center").

B.

Landlord and Tenant entered into a certain Shopping Center Lease (the "Lease") dated the 1st day of August, 2002, for the lease of Space No. 15 with an initial lease Term expiring on July 31, 2007.

C.

Tenant has an option to renew the Lease for a period of five (5) years as set forth in Paragraph 23 of the Lease.

D.

Notwithstanding the foregoing, Landlord and Tenant have agreed to extend the term of the Lease for an additional five (5) year period beginning on August 1, 2007 and ending on July 31, 2012.

E.

Landlord and Tenant have agreed to adjust the Basic Monthly Rent during said five-year extension period and Landlord has agreed to grant Tenant an option to renew the term of the Lease for an additional five-year period at the end of said five-year extension.

F.

Landlord and Tenant desire to set forth in writing their agreements to extend the Term of the Lease and revise the terms of the option to renew.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Definitions. Each capitalized term used in this First Amendment to Lease Agreement shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

2.

Square Footage. The square footage of the Premises remains 1,614 square feet and is identified as Space No. 15.

3.

Extension of the Lease Term. The Expiration Date of the Lease is extended to July 31, 2012.

4.

Basic Monthly Rent. The Basic Monthly Rent payable on the first day of each and every month of the extended Lease Term shall be as follows:

Monthly Period

Basic Monthly Rent

1-36                                                     1-36                                                $1,345.00

37-48                                                 1,398.80

                                         49-60                                                 1,454.75

5.

Operating Costs. Tenant shall remain obligated to pay its Share of Operating. Expenses as set forth in the Lease.

6.

Option to Renew.  At the expiration of the initial term of the Lease as extended herein, if the Leas is then in full force and effect and the tenant has fully performed all of Tenant's obligations under the Lease, the Tenant shall have the option to extend and renuew the Term of the Lease of an additional five (5) years upon the same terms and conditions set forth  in the original Lease by giving Landlord written notice of its election to so renew at least six (6) months prior to the termination of said initial Term; provided, however, Basic Monthly Rent shall be increased to $1,498.39 during the first year of the option period and increase three percent (3%) on each anniversary date thereafter.

7. Binding. The Lease, as amended hereby, shall continue in full force and effect, subject to the terms and provisions of the Lease and this First Amendment. In the event of any conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall control. This First Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

IN WITNESS WHEREOF, this First Amendment is executed as of the day and year first above written.

TENANT:

LANDLORD:

TWO SUNS, L.L.C.

REAM FIESTA VILLAGE, LTD.

By:/s/David C. Merrell

By:/s/Ruby Ream,

Its Manager

Ruby Ream, Vice-President of Ream's

Food Stores, General Partner of Ream Fiesta Village, Ltd.